Exhibit 99.1

Antero Resources Reports Third Quarter 2019 Financial and Operational Results

Denver, Colorado, October 29, 2019—Antero Resources Corporation (NYSE: AR) (“Antero,” “Antero Resources,” or the “Company”) today released its third quarter 2019 financial and operational results. The relevant condensed consolidated and condensed consolidating financial statements are included in Antero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which has been filed with the Securities and Exchange Commission (“SEC”).

Third Quarter 2019 Highlights Include:

  Net daily gas equivalent production averaged 3,367 MMcfe/d (32% liquids by volume), a 24% increase over the prior year period
  Realized natural gas equivalent price averaged $3.13 per Mcfe including liquids and hedges
  Drilling and completion capital spending was $290 million, lowest quarterly spending since 2013 IPO
  Well costs are currently averaging $895 per foot, 4% below the second half of 2019 targeted well cost of $930 per foot
  Lease operating expenses were $0.12 per Mcfe during the quarter, a 21% reduction from the first half of 2019, and is expected to be $0.10 per Mcfe for the fourth quarter of 2019
  Released 250 MMcf/d of firm transportation capacity to third parties for the September 2019 to March 2020 period, resulting in a reduction of over $15 million of net marketing expense for the corresponding time period
  Received a $59 million net payment from South Jersey(1) related to past underpayment for natural gas
  Reported $879 million of net loss, or $(2.86) per diluted share, largely due to a $1 billion non-cash impairment charge related to proved properties in the Utica Shale tied to lower future commodity prices, and Adjusted Net Loss of $150 million (Non-GAAP), or $(0.49) per diluted share
  Reported Adjusted EBITDAX of $258 million (Non-GAAP)
  Increased credit facility commitment from $2.5 billion to $2.64 billion
  Net debt to trailing twelve months Adjusted EBITDAX ratio was 2.6x (Non-GAAP)

2019 Outlook Update:

  Increasing full year production guidance to the top end of the range, or approximately 3,250 MMcfe/d, a 2% increase from the midpoint of the prior range of 3,150 to 3,250 MMcfe/d.
  Reducing full year 2019 drilling and completion capital to a range of $1.275 to $1.3 billion, a 4% decrease from the prior range of $1.3 to $1.375 billion
  Projecting a $4 to $5 per barrel improvement in realized C3+ prices in the fourth quarter of 2019 based on current strip prices

  (1) South Jersey Gas Company and South Jersey Resources Group, LLC collectively, “South Jersey”.

Paul Rady, Chairman and CEO said, “Antero made substantial progress during the quarter towards lowering its overall cost structure. Driven by our well cost reduction initiatives, we recorded our lowest drilling and completion capital in a given quarter since our IPO in 2013. Importantly, these savings led to a 4% reduction in our 2019 capital budget and a $100 million reduction since our initial 2019 budget announcement. Despite this reduced capital budget we have increased our 2019 production guidance, a testament to the capital efficiency of our operations. As a result of our water savings initiatives, particularly the blending of our flowback and produced water, third quarter lease operating expenses per Mcfe declined 21% from the first half of this year as well. We expect these costs to decline an additional 15% by 2020.

Mr. Rady continued “During the quarter, we also released a meaningful portion of our unutilized firm transportation capacity to third parties, which contributed to a 22% reduction in net marketing expenses compared to the first half of the year. These capacity releases are expected to result in lower net marketing expenses than expected in 2020. General and administrative costs per Mcfe have also declined by 25% since the first half of this year and we are targeting a further 10% reduction by mid-2020. In the aggregate, these capital and expense reductions will create meaningful shareholder value over the long-term and are especially important in this low commodity price environment.”

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Recent Developments

Well Cost Savings Update

Antero’s drilling and completion capital expenditures declined to $290 million during third quarter of 2019. The reduced capital spending during the quarter showcased capital efficiency gains previously outlined that are trending ahead of schedule. Some of the key contributions were (i) localized water blending operations that reduced flowback water costs by reducing trucking costs and (ii) the use of lower volumes of fresh water per foot in approximately 20% of stages completed during the quarter. Additionally, Antero continued to see operational efficiency gains during the third quarter. Completion stages per day exceeded 6 stages per day in August and September, an increase from 5.7 stages per day during the second quarter as lower water volume completions accelerated cycle times. The Company expects further well cost savings moving forward as it transitions to using less water on all completions by 2020 and moves towards blending nearly all flowback and produced water from the Company’s Marcellus wells.

Well costs are currently averaging $895 per foot, with a similar level projected for the fourth quarter of 2019. This is 4% below Antero’s previously stated second half 2019 target of $930 per foot. First quarter 2020 well costs are now expected to average $880 per foot, and the full year 2020 target range is $830 to $870 per foot.

Net Marketing Expense Mitigation

Antero recently entered into release capacity agreements to mitigate some of its excess firm transportation expenses. For the September 2019 through March 2020 period, the Company has released 250 MMcf/d of excess firm transportation capacity to third parties. Antero estimates that the release will result in a $15 million reduction in net marketing expenses during the seven month period than otherwise expected. Antero continues to see opportunities to monetize some of its excess firm transportation capacity, driven by the recent widening of local basis and attractive spreads to the Midwest and Gulf Coast. Antero’s gross production is expected to fill essentially all of its premium transportation capacity by 2022.

Lease Operating Expense Reduction Update

Antero’s lease operating expenses during the third quarter of 2019 were $36 million, or $0.12 per Mcfe. This represents a $0.03 per Mcfe or 21% reduction from the first half of 2019. Produced water costs represent approximately 80% of Antero’s lease operating expenses. Antero was able to achieve these significant cost savings primarily due to a combination of localized blending, which began in August, and the shifting of wastewater away from the Antero Clearwater Facility in September to a combination of blending and injection. Recently, Antero has begun recycling up to 100% of its produced and flowback water by blending with fresh water for reuse in completions. Given these initiatives were only implemented during a portion of the third quarter, Antero expects to see further lease operating expense savings moving in the fourth quarter and into 2020.

For the fourth quarter of 2019, Antero expects to blend approximately 40 MBbl/d of flowback and produced water for completions, an increase from 10 MBbl/d in the third quarter. This increase in blending operations combined with reduced trucking distances and lower negotiated trucking rates is projected to result in a $4.00 per Bbl decrease in water handling expense related to lease operating expenses as compared to the beginning of 2019. Following the idling of the Antero Clearwater Facility, water fees including trucking costs averaged $6.00 per Bbl, as compared to $10.13 per Bbl during the second quarter of 2019. Antero is forecasting lease operating expenses to be further reduced to $0.10 per Mcfe in the fourth quarter of 2019, a 31% reduction from the first half of 2019 and a 16% reduction from the third quarter.

General & Administrative Cost Savings Update

Antero recently launched a cost savings initiative targeting a 10% reduction to general and administrative expenses by mid-2020. The Company plans to reduce general and administrative costs through a combination of headcount reductions completed earlier this year, natural employee attrition and a reduction across the board in general and administrative expenses.

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2019 Guidance Update

	2019 – Prior	2019 – New
	Low High	Low High
Net Production (Bcfe/d)	3.15 – 3.25	3.25
Natural Gas Realized Price Differential to NYMEX ($/Mcf)	$0.10 – $0.15 Premium	$0.05 – $0.10 Premium
Net Marketing Expense ($/Mcfe)	$0.225 – $0.25	$0.21 – $0.23
D&C Capital Expenditures ($MM)	$1,300 – $1,375	$1,275 – $1,300

Drilling and Completion Capital

Based on well cost savings achieved to date, Antero has reduced its 2019 drilling and completion capital to a range of $1.275 to $1.3 billion, a 4% reduction at the midpoint from the previous range of $1.3 to $1.375 billion.

Production Guidance

Driven by continued strong well performance throughout 2019, Antero is increasing its full year production guidance to the high end of the range or approximately 3.25 Bcfe/d, a 2% increase from the midpoint of the prior range of 3.15 to 3.25 Bcfe/d.

Net Marketing Expense

As a result of the successful mitigation efforts, Antero is decreasing its net marketing expense guidance for 2019 to a range of $0.21 to $0.23 per Mcfe, as compared to previous guidance of $0.225 to $0.25 per Mcfe. Antero expects fourth quarter 2019 net marketing expense to be in the range of $0.15 to $0.17 per Mcfe, an approximate 20% reduction from the third quarter of 2019.

Natural Gas Price Realization

Due to sustained lower natural gas prices resulting in a lower BTU upgrade during the third quarter of 2019, Antero now expects a natural gas price differential of $0.05 to $0.10 per Mcf premium to NYMEX, as compared to the prior guidance range of $0.10 to $0.15 premium to NYMEX

All guidance not discussed in this release is unchanged from previously stated guidance.

Preliminary 2020 Outlook

Antero Resources is targeting 110 to 120 completions in 2020, with an average lateral length of 12,100 feet as compared to 115 to 125 completions in 2019 with an average lateral of 10,200 feet. This represents a 14% increase in total lateral feet to be completed. As a result of the well cost reductions achieved to date and expectations for 2020, Antero’s preliminary drilling and completion capital target for 2020 has been reduced to $1.15 to $1.20 billion. In addition to drilling and completion capital, Antero is targeting land capital spending of approximately $50 million in 2020, resulting in a preliminary total capital target of $1.20 to $1.25 billion. This capital spending target is expected to deliver annual production growth of 8% to 10%.

Based on current strip prices and accounting for the reduced capital target, lease operating expense savings achieved to date and expected in 2020, the reduction in unutilized firm transport costs and the targeted general and administrative cost savings, Antero is expecting an outspend of $100 to $150 million during 2020. This includes the $125 million water earn-out proceeds expected to be received from Antero Midstream in January of 2020 and the expected $75 million of net proceeds related to the WGL natural gas pricing dispute that has been ruled in favor of Antero, but is subject to appeal. The 2020 capital budget is subject to Board approval and is expected to be finalized by the first quarter of 2020 based on the commodity price outlook and various other considerations at that time.

Hedging Activity Update

Antero has shifted 590 BBtu/d NYMEX of natural gas fixed price swaps from 2022 to 2021 to support the Company’s expected production growth to fill its firm transportation portfolio. The company also added another 100 BBtu/d of natural gas fixed price swaps in 2021. As a result, as of October 29, 2019 Antero’s expected natural gas production is now 91% hedged in 2020 at an average NYMEX price of $2.87 per MMBtu and approximately 89% hedged in 2021 at an average NYMEX price of $2.80 per MMBtu, assuming 9% growth in 2020, using the midpoint of the 8 to 10% target and 10% production growth 2021.

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Antero also commenced a natural gas liquids hedging program during the quarter that has continued through October. The Company added propane hedges at Mont Belvieu, ARA (Europe) and FEI (Asia) indices as well as butane and pentane hedges tied to domestic prices. As of October 29, 2019 Antero has hedged 54,000 Bbl/d, or 54% of its C3+ NGL production for the fourth quarter of 2019. Antero has also hedged approximately 34,000 Bbl/d or 31% of its expected C3+ NGL production in 2020.

Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, for more information on its commodity derivative positions. Please also see Commodity Derivative Positions which appears later in this press release, as well as Antero’s Hedge Portfolio presentation that can be found on the Company’s website.

Share Repurchase Activity Update

During the third quarter of 2019, Antero returned $17 million of cash to shareholders by repurchasing 5.1 million shares. The Company has reduced shares outstanding by 5% since the commencement of the share repurchase program in the fourth quarter of 2018. Antero’s remaining share repurchase authorization is $454 million.

Increased Bank Lender Agreements

In October 2019, Antero added Royal Bank of Canada (“RBC”) to its lending group with $140 million of incremental commitments. Pro forma for the addition of RBC, Antero lender commitments increased to $2.64 billion and the Company’s available liquidity increased to approximately $1.7 billion.

South Jersey Payment

Antero received a net payment to the Company of $59 million from South Jersey. The benefit consisted of $51 million in Adjusted EBITDAX ($54 million of net revenue offset by $3 million of production taxes) and $8 million in interest. The payment related to a favorable ruling on previously disclosed contractual disputes with South Jersey. In previous quarters South Jersey had paid the Company based on price indices unilaterally selected by South Jersey and not the index price specified in the contract. A favorable judgment was affirmed in August 2019 and resolved in full with this payment. For further information on this dispute, please see note 14 to Antero's condensed consolidated financial statements included in Antero's Form 10-Q for the period ending September 30, 2019.

Impairment of Oil and Gas Properties

Antero recorded an impairment charge of $1 billion related to proved properties in the Utica Shale in the third quarter of 2019 due to lower future commodity prices. The carrying amount of the Utica Shale exceeded the estimated undiscounted future cash flows based on future commodity prices at September 30, 2019.

Third Quarter 2019 Financial Results

For the three months ended September 30, 2019, Antero reported a GAAP net loss of $879 million, or $2.86 per diluted share, compared to a GAAP net loss of $154 million, or $0.49 per diluted share, in the prior year period. Excluding items detailed in “Non-GAAP Financial Measures,” Adjusted Net Loss was $150 million, or $0.49 per diluted share, compared to Adjusted Net Income of $22 million during the three months ended September 30, 2018, or $0.07 per diluted share.

Adjusted EBITDAX was $258 million, a 39% decrease compared to $419 million in the prior year period primarily due to lower commodity pricing. Net loss and Adjusted EBITDAX include $51 million related to the South Jersey payment. The South Jersey underpayments had negatively impacted realizations and EBITDAX in prior periods.

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The following table details the components of average net production and average realized prices for the three months ended September 30, 2019:

	Three months ended September 30, 2019
	Natural Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGLs (Bbl/d)	Ethane (Bbl/d)	Combined Natural Gas Equivalent (MMcfe/d)
Average Net Production	2,281	9,408	124,701	46,814	3,367

Average Realized Prices	Natural Gas ($/Mcf)	Oil ($/Bbl)	C3+ NGLs ($/Bbl)	Ethane ($/Bbl)	Combined Natural Gas Equivalent ($/Mcfe)
Average realized prices before settled derivatives	$2.50	$46.86	$22.53	$6.15	$2.74
Settled commodity derivatives	0.55	3.13	0.14	—	0.39
Average realized prices after settled derivatives	$3.05	$50.00	$22.67	$6.15	$3.13

NYMEX average price	$2.23	$56.10			$2.23
Premium / (Differential) to NYMEX	$0.82	$(6.10)			$0.90

Net daily natural gas equivalent production in the third quarter averaged 3,367 MMcfe/d, including 180,922 Bbl/d of liquids (32% of production), an increase of 24% compared to the prior year period. Total liquids production increased 40% compared to the prior year period. Liquids revenue represented approximately 38% of total product revenue before hedges. Oil production averaged 9,408 Bbl/d, a decrease of 12% over the prior year period. C3+ NGL production averaged 124,701 Bbl/d, an increase of 56% over the prior year period. Recovered ethane production averaged 46,814 Bbl/d, an increase of 20% over the prior year period.

Antero’s average realized natural gas price before hedging was $2.50 per Mcf, representing a 15% decrease versus the prior year period and a $0.27 per Mcf premium to the average NYMEX Henry Hub price. Excluding revenue proceeds related to the South Jersey payment of $54 million, or $0.26 per Mcf, Antero’s average realized natural gas price before hedging was $2.24 per Mcf. Including hedges, Antero’s average realized natural gas price was $3.05 per Mcf, an $0.82 premium to the average NYMEX price, reflecting the realization of a cash settled natural gas hedge gain of $116 million, or $0.55 per Mcf.

Antero’s average realized C3+ NGL price before hedging was $22.53 per barrel, representing a 41% decrease versus the prior year period. Antero shipped 54% of its total C3+ NGL net production on Mariner East 2 for export and realized a $0.12 per gallon premium to Mont Belvieu pricing on these volumes at Marcus Hook.  Antero sold the remaining 46% of C3+ NGL net production at a $0.13 per gallon discount to Mont Belvieu pricing at Hopedale.  The resulting blended price on 124,701 Bbl/d of net C3+ NGL production was $22.53 per barrel, which was a $0.01 per gallon premium to Mont Belvieu pricing. Based on current strip prices at Mont Belvieu, Antero expects a $4 to $5 per barrel improvement in blended realized C3+ prices in the fourth quarter of 2019 relative to the third quarter of 2019.

	Pricing Point	Net C3+ NGL Production (Bbl/d)	% by Destination	Premium (Discount) To Mont Belvieu ($/Gal)
Propane / Butane shipped on ME2	Marcus Hook	67,367	54%	$0.12
Remaining C3+ NGL volume (1)	Hopedale	57,334	46%	$(0.13)
Total C3+ NGLs		124,701	100%	$0.01

(1) Represents Antero C3+ volume sold by third-party midstream providers (domestically or internationally).

Antero’s average realized oil price before hedging was $46.86 per barrel, a $9.24 differential to the average NYMEX WTI price and a 23% decrease versus the prior year period. Including hedges, Antero’s average realized oil price was $50.00 per barrel, a $6.10 differential to the average NYMEX WTI price, reflecting the realization of a cash settled oil hedge gain of $3 million. The average realized ethane price was $0.15 per gallon, or $6.15 per barrel, a 61% decrease compared to $0.37 per gallon, or $15.70 per barrel, in the prior year period.

Total revenue in the third quarter was $1.119 billion, a 4% increase compared to $1.077 billion in the prior year quarter. Revenue included a $101 million non-cash gain on unsettled commodity derivatives, while the prior year included a $2 million non-cash gain on unsettled derivatives. Revenue excluding unrealized derivative gains (losses) (non-GAAP) was $1.0 billion, a 5% decrease versus the prior year period due to the decline in commodity prices.

The following table presents a calculation of Adjusted EBITDAX margin (non-GAAP measure) on a per Mcfe basis and a reconciliation to the realized price before cash receipts for settled derivatives, the nearest GAAP financial measure. Adjusted EBITDAX margin represents Adjusted EBITDAX divided by production, and is a measure that helps investors to more meaningfully evaluate and compare the results of Antero’s operations on a per unit basis from period to period by removing the effect of its capital structure from its operating structure.

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	Three months ended September 30,
	2018	2019
Adjusted EBITDAX margin ($ per Mcfe):
Realized price before cash receipts for settled derivatives	$3.70	2.74
Distributions/dividends from Antero Midstream	0.18	0.16
Marketing, net	(0.31)	(0.20)
Gathering, compression, processing and transportation costs	(1.77)	(1.95)
Lease operating expense	(0.14)	(0.12)
Production and ad valorem taxes	(0.12)	(0.09)
General and administrative (excluding equity-based compensation)	(0.14)	(0.10)
Adjusted EBITDAX margin before settled commodity derivatives	1.40	0.44
Cash receipts for settled commodity derivatives	0.28	0.39
Adjusted EBITDAX margin ($ per Mcfe):	$1.68	0.83

Per unit cash production expense, which equals the sum of lease operating, gathering, compression, processing, transportation, and production and ad valorem taxes was $2.16 per Mcfe, a 6% increase compared to $2.03 per Mcfe in the prior year period. The per unit cash production expense for the quarter included $1.95 per Mcfe for gathering, compression, processing and transportation costs, $0.12 per Mcfe for lease operating costs, and $0.09 per Mcfe for production and ad valorem taxes. Per unit gathering, compression, processing and transportation costs reflect higher expenses related to the commencement of Mariner East 2 earlier this year that enabled Antero to generate improved C3+ NGL prices on volumes sold at the Marcus Hook terminal.

Per unit net marketing expense was $0.20 per Mcfe compared to $0.31 per Mcfe reported in the prior year period. Net marketing expense declined $0.11 per Mcfe, driven by higher production volumes and firm transportation mitigation efforts that began in September 2019.

Per unit general and administrative expense, excluding non-cash equity-based compensation expense, was $0.10 per Mcfe, a 29% decrease compared to the prior year period. General and administrative expense on a per Mcfe basis decreased due to increased production levels, lower employee headcount and cost savings initiatives that were implemented during the second quarter of 2019.

Adjusted EBITDAX margin after commodity derivatives was $0.83 per Mcfe, a 50% decrease from the prior year period, primarily due lower realized prices relative to the prior year period. Excluding the EBITDAX impact related to South Jersey of $51 million, or $0.16 per Mcfe, Adjusted EBITDAX margin after commodity derivatives was $0.67 per Mcfe.

Operating Update

Third Quarter 2019

Marcellus Shale — 33 horizontal Marcellus wells were placed to sales during the third quarter of 2019 with an average lateral length of 10,075 feet. For wells that had 60-days of reported data during the quarter, the average rate per well was 21.4 MMcfe/d on choke. The 60-day average rate per well included 1,033 Bbl/d of liquids, comprised of oil, C3+ NGLs and approximately 30% ethane recovery.

During the period, Antero drilled 23 wells with an average lateral length of 11,500 feet in an average of 11 total days from spud to final rig release. Additionally, Antero drilled an average of 6,000 lateral feet per day in the quarter, achieving its highest quarterly rate in the Company’s history. This drilling record represents a 10% sequential increase and a 31% increase compared to the 2018 average in lateral footage performance. Antero also drilled a company one-well record of 10,067 lateral feet in a 24-hour period. Drilling costs per foot were notably lower during the quarter, equating to a 6% reduction from the previous quarter and a 19% reduction from the prior year.

Antero’s ongoing emphasis on completion efficiencies resulted in an improvement during the third quarter, as the Company averaged 5.9 stages completed per day, representing a 4% increase from 5.7 stages per day in the prior period.

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Antero plans to operate an average of four drilling rigs and an average of three to four completion crews for the remainder of the year. For the full year, the Company expects to drill 120 to 130 wells and place 115 to 125 wells online, consistent with prior guidance.

Third Quarter 2019 Capital Investment

Antero’s accrued drilling and completion capital expenditures for the three months ended September 30, 2019 were $290 million. For a reconciliation of accrued drilling and completion capital expenditures to cash drilling and completion capital expenditures for the three months ended September 30, 2019, see the supplemental table at the end of this press release. In addition to capital invested in drilling and completion costs, the Company invested $13 million for land, resulting in a total of $303 million in capital spending for the quarter.

Balance Sheet and Liquidity

As of September 30, 2019, Antero’s total debt was $3.7 billion, of which $275 million were borrowings outstanding under the Company’s revolving credit facility. Pro forma for RBC being added to bank group, lender commitments under this facility total $2.64 billion, and the borrowing base is $4.5 billion. After deducting letters of credit outstanding, the Company had $1.7 billion in available liquidity. As of September 30, 2019, Antero’s net debt to trailing twelve months Adjusted EBITDAX ratio was 2.6x.

President and CFO, Glen Warren, commented, “The third quarter was a turning point for Antero on the cost front, as cost saving and efficiency initiatives began to make a meaningful impact on financial results. Further, Antero continued to take steps towards improving our financial strength through the expansion of our commodity hedge position, mitigation of net marketing expenses and the increase in our lender commitments, which allows us to be deliberate in the execution of our business strategy with a fundamentally sound balance sheet in a low commodity price environment.”

Commodity Derivative Positions

Antero has hedged 1.8 Tcf of natural gas at a weighted average index price of $2.90 per MMBtu through 2023 with a combination of fixed price swap positions in 2019 through 2023 and collar agreements in 2019. Antero also has oil and NGL fixed price swap positions, including oil positions that totaled 6.5 MMbls/day at a weighted average price of $59.05 per barrel from October 2019 through December 2019. As of October 28, 2019, the Company’s estimated fair value of commodity derivative instruments was $807 million based on strip pricing.

Antero's estimated natural gas production for the remainder of 2019 is fully hedged with a combination of fixed price swap positions and collars. As of October 29, 2019, the Company had fixed price swaps on the NYMEX index totaling 996,766 MMBtu/day of natural gas for October 2019 through December 2019 fixed at a weighted average price of $3.23 per MMBtu. Collar agreements for October 2019 through December 2019 total 1,575,000 MMBtu/day of natural gas at a weighted average floor of $2.50 per MMBtu and ceiling of $3.52 per MMBtu. Natural gas liquids derivative contract positions include a combination of fixed price swaps and basis swaps.

Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, for more information on all commodity derivative positions.

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The following tables summarize Antero’s hedge position as of October 29, 2019:

Fixed price natural gas positions from October 1, 2019 through December 31, 2023 were as follows:

	Natural gas MMBtu/day	Weighted average index price
Three months ending December 31, 2019:
NYMEX ($/MMBtu)	996,766	$3.23
Year ending December 31, 2020:
NYMEX ($/MMBtu)	2,227,500	$2.87
Year ending December 31, 2021:
NYMEX ($/MMBtu)	2,400,000	$2.80
Year ending December 31, 2022:
NYMEX ($/MMBtu)	0	$N/A
Year ending December 31, 2023:
NYMEX ($/MMBtu)	90,000	$2.91

Natural gas collar positions from October 1, 2019 through December 31, 2019 were as follows:

	Natural gas (MMBtu/day)		Weighted average index price
	Ceiling	Floor	Ceiling price	Floor price
Three months ending December 31, 2019:
NYMEX ($/MMBtu)	1,575,000	1,333,234	$3.52	$2.50

C3+ NGL and Oil derivative contract positions from October 1, 2019 through December 31, 2021 were as follows:

	Derivative Contract Type	Liquids Hedges(Bbls/d)	Weighted average index price ($/Gal)	Weighted average basis differential $/Gal	Weighted average index price ($/Bbl)
Three months ending December 31, 2019:
Propane – Mont Belvieu (Domestic)	Fixed swap	8,500	$0.51	—	$21.50
Propane – ARA (Europe, net of shipping) (1)	Fixed swap	10,113	$0.58	—	$24.36
Propane – FEI (Asia, net of shipping) (1)	Fixed swap	9,809	$0.61	—	$25.62
Propane – ARA to Mont Belvieu Basis	Basis	4,050	—	$0.25	—
Normal Butane – Mont Belvieu (Domestic)	Fixed swap	4,000	$0.59	—	$24.78
Natural Gasoline – Mont Belvieu (Domestic)	Fixed swap	17,400	$1.14	—	$47.84
Total C3+ NGLs		53,872
Total NYMEX Crude Oil		6,491			$59.05

(1) Net of shipping. Assumes $0.10/gal shipping to ARA and $0.20/gal shipping to FEI.

Hedge Position as of 10/29/19.

Year ending December 31, 2020:
Propane – Mont Belvieu (Domestic)	Fixed swap	500	$0.67		$28.30
Propane – ARA (Europe) (1)	Fixed swap	9,761	$0.65		$27.30
Propane – FEI (Asia) (1)	Fixed swap	2,045	$0.81		$34.02
Propane – ARA to Mont Belvieu Basis	Basis	4,273	—	$0.23	—
Normal Butane – Mont Belvieu (Domestic)	Fixed swap	2,000	$0.57		$23.94
Natural Gasoline – Mont Belvieu (Domestic)	Fixed swap	15,000	$1.07		$44.94
Total C3+ NGLs		33,579
Total NYMEX Crude Oil		0

(1) Net of shipping. Assumes $0.10/gal shipping to ARA and $0.20/gal shipping to FEI.

Hedge Position as of 10/29/19.

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Conference Call

A conference call is scheduled on Wednesday, October 30, 2019 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources”. A telephone replay of the call will be available until Wednesday, November 6, 2019 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13693463.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com. The webcast will be archived for replay on the Company’s website until Wednesday, November 6, 2019 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into, this press release.

Basis of Financial Presentation

In connection with the closing of the previously announced simplification transaction between Antero Midstream GP LP and Antero Midstream Partners LP (“Antero Midstream Partners”) on March 12, 2019, among other things, Antero Midstream GP LP converted to a Delaware corporation and changed its name to Antero Midstream Corporation (“Antero Midstream”) and Antero Midstream Partners became Antero Midstream’s wholly owned subsidiary. As of September 30, 2019, Antero Resources owned 32% of the shares of common stock of Antero Midstream. Through March 12, 2019, Antero Midstream Partners’ results were consolidated within Antero Resources’ results. Upon closing, Antero Midstream Partners was deconsolidated from Antero Resources and Antero Resources’ interests in Antero Midstream were accounted for under the equity method of accounting within Antero Resources’ results. The GAAP results discussed below include the results of Antero Midstream Partners from January 1, 2019, through March 12, 2019, on a consolidated basis, and from March 13, 2019, to September 30, 2019, the results of Antero Midstream Partners are no longer consolidated. The non-GAAP results described herein reflect the applicable results as if the simplification transaction had occurred at the beginning of the applicable period, unless otherwise noted.

Non-GAAP Financial Measures

Revenue Excluding Unrealized Derivative (Gains) Losses

Revenue Excluding Unrealized Derivative (Gains) Losses as set forth in this release represents total revenue adjusted for non-cash (gains) losses on unsettled derivatives. Antero believes that Revenue Excluding Unrealized Derivative (Gains) Losses is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Revenue Excluding Unrealized Derivative (Gains) Losses is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for total revenue as an indicator of financial performance. The following table reconciles total revenue to Revenue Excluding Unrealized Derivative (Gains) Losses (in thousands):

9

	Three months ended September 30,
	2018	2019
Total revenue	$1,076,532	$1,118,881
Commodity derivative fair value gains	(57,019)	(220,788)
Marketing derivative fair value losses	42	—
Gains on settled commodity derivatives	71,143	120,003
Losses on settled marketing derivatives	(16,060)	—
Revenue Excluding Unrealized Derivative Gains (Losses)	$1,074,638	$1,018,096

Adjusted Net Income (Loss)

Adjusted Net Income (Loss) as set forth in this release represents net income, adjusted for certain items. Antero believes that Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income (Loss) is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The following tables reconcile net income (loss) before income taxes to Adjusted Net Income (Loss) (in thousands):

	Three months ended
	September 30,
	2018	2019
Net loss attributable to Antero Resources Corp	$(154,419)	$(878,864)
Commodity derivative fair value gains	(57,019)	(220,788)
Gains on settled commodity derivatives	71,143	120,003
Marketing derivative fair value losses	42	—
Losses on settled marketing derivatives	(16,060)	—
Impairment of oil and gas properties	221,095	1,041,469
Impairment of midstream assets	—	7,800
Equity-based compensation	11,674	3,875
Contract termination and rig stacking	—	62
Tax effect of reconciling items (1)	(54,696)	(223,342)
Adjusted Net Income (Loss)	$21,760	$(149,785)

Fully Diluted Shares Outstanding	317,082	307,781

Per Share Amounts

	Three months ended
	September 30, 2019
	2018	2019
Net loss attributable to Antero Resources Corp	$(0.49)	(2.86)
Commodity derivative fair value gains	(0.18)	(0.72)
Gains on settled commodity derivatives	0.22	0.39
Losses on settled marketing derivatives	(0.05)	—
Impairment of oil and gas properties	0.70	3.38
Impairment of midstream assets	—	0.03
Equity-based compensation	0.04	0.02
Tax effect of reconciling items (1)	(0.17)	(0.73)
Adjusted Net Income (Loss)	$0.07	(0.49)

(1) Deferred taxes were approximately 24% for 2018 and 23% for 2019.

10

Adjusted Net Cash Provided by Operating Activities

Adjusted Net Cash Provided by Operating Activities as presented in this release represents net cash provided by operating activities excluding net cash provided by operating activities from Antero Midstream Partners consolidated through March 12, 2019. Adjusted Net Cash Provided by Operating Activities is often used accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Adjusted Net Cash Provided by Operating Activities is also useful because it is often used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions.

Management believes that Adjusted Net Cash Provided by Operating Activities is a useful indicators of the company’s ability to internally fund its activities and to service or incur additional debt.

There are significant limitations to using Adjusted Net Cash Provided by Operating Activities and Free Cash Flow as measures of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted Net Cash Provided by Operating Activities reported by different companies. Adjusted Net Cash Provided by Operating Activities do not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted Net Cash Provided by Operating Activities is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operating, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity. Furthermore, we may calculate such measures differently from similarly titled measures used by other companies.

The following table reconciles net cash provided by operating activities to Adjusted Net Cash Provided by Operating Activities as used in this release (in thousands):

	Three months ended September 30,
	2018	2019
Net cash provided by operating activities	$421,458	198,410
Antero Midstream Partners net cash provided by (used in) operating activities (1)	(54,446)	—
Adjusted Net Cash Provided By Operating Activities	$367,012	198,410

(1) Represents Antero Midstream Partners net cash provided by operating activities that was consolidated in Antero Resources’ financial results in 2018.

11

Net Debt

Net Debt is calculated as total debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total debt to Net Debt as used in this release (in thousands):

	December 31,	September 30,
	2018	2019
AR bank credit facility	$405,000	275,000
AM bank credit facility (1)	990,000	—
5.375% AR senior notes due 2021	1,000,000	1,000,000
5.125% AR senior notes due 2022	1,100,000	1,100,000
5.625% AR senior notes due 2023	750,000	750,000
5.375% AM senior notes due 2024 (1)	650,000	—
5.000% AR senior notes due 2025	600,000	600,000
Net unamortized premium	1,241	1,021
Net unamortized debt issuance costs (1)	(34,553)	(22,193)
Consolidated total debt	$5,461,688	3,703,828
Less: AR cash and cash equivalents	—	—
Less: AM cash and cash equivalents (1)	—	—
Consolidated net debt	$5,461,688	3,703,828

Less: Antero Midstream Partners debt net of cash and unamortized premium and debt issuance costs (1)	$1,632,147	—
Net Debt	$3,829,541	3,703,828

(1) Effective March 13, 2019, Antero Midstream Partners is no longer consolidated in Antero’s results

Adjusted EBITDAX

Adjusted EBITDAX as defined by the Company represents income or loss, including noncontrolling interests, before interest expense, interest income, gains or losses from commodity derivatives and marketing derivatives, but including net cash receipts or payments on derivative instruments included in derivative gains or losses other than proceeds from derivative monetizations, income taxes, impairment, depletion, depreciation, amortization, and accretion, exploration expense, equity-based compensation, gain or loss on early extinguishment of debt, gain or loss on sale of assets, gain or loss on changes in the fair value of contingent acquisition consideration, contract termination and rig stacking costs, and equity in earnings or loss of Antero Midstream. Adjusted EBITDAX also includes distributions received from limited partner interests in Antero Midstream common units prior to the closing of the simplification transaction on March 12, 2019.

The GAAP financial measure nearest to Adjusted EBITDAX is net income or loss including noncontrolling interest that will be reported in Antero’s condensed consolidated financial statements. While there are limitations associated with the use of Adjusted EBITDAX described below, management believes that this measure is useful to an investor in evaluating the Company’s financial performance because it:

•	is widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of Antero’s operations from period to period by removing the effect of its capital structure from its operating structure; and

•	is used by management for various purposes, including as a measure of Antero’s operating performance, in presentations to the Company’s board of directors, and as a basis for strategic planning and forecasting. Adjusted EBITDAX is also used by the board of directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted EBITDAX reported by different companies. In addition, Adjusted EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.

12

The following table represents a reconciliation of Adjusted EBITDAX to net income (loss), including noncontrolling interest, and net cash provided by operating activities per our consolidated statements of cash flows.

	Three months ended September 30,
(in thousands)	2018	2019
Reconciliation of net loss to Adjusted EBITDAX:
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(154,419)	(878,864)
Net income and comprehensive income attributable to noncontrolling interests	76,447	—
Commodity derivative fair value gains (1)	(57,019)	(220,788)
Gains on settled commodity derivatives (1)	71,143	120,003
Marketing derivative fair value losses (1)	42	—
Losses on settled marketing derivatives (1)	(16,060)	—
Interest expense, net	74,528	47,754
Income tax expense (benefit)	18,953	(272,627)
Depletion, depreciation, amortization, and accretion	243,897	242,430
Impairment of oil and gas properties	221,095	1,041,469
Impairment of midstream assets	1,157	7,800
Exploration expense	666	208
Equity-based compensation expense	16,202	3,875
Equity in earnings (loss) of unconsolidated affiliates	(10,705)	117,859
Distributions/dividends from unconsolidated affiliates	11,765	48,714
Contract termination and rig stacking	—	62
	497,692	257,895

Net income and comprehensive income attributable to noncontrolling interests	(76,447)	—
Antero Midstream Partners interest expense, net (2)	(16,895)	—
Antero Midstream Partners depreciation, accretion of ARO and accretion of contingent consideration (2)	(42,509)	—
Antero Midstream Partners impairment	(1,157)	—
Antero Midstream Partners equity-based compensation expense (2)	(4,528)	—
Antero Midstream Partners equity in earnings of unconsolidated affiliates (2)	10,705	—
Antero Midstream Partners distributions from unconsolidated affiliates (2)	(11,765)	—
Equity in earnings of Antero Midstream Partners (2)	23,363	—
Distributions from Antero Midstream Partners (2)	41,031	—
Antero Midstream Partners related adjustments	(78,202)	—
Adjusted EBITDAX	$419,490	257,895

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$419,490	257,895
Antero Midstream Partners related adjustments	78,202	—
Interest expense, net	(74,528)	(47,754)
Exploration expense	(666)	(208)
Changes in current assets and liabilities	(2,053)	(13,653)
Other		(379)
Other non-cash items	1,013	2,509
Net cash provided by operating activities	$421,458	198,410

(1) The adjustments for the derivative fair value gains and losses and gains on settled derivatives have the effect of adjusting net income (loss) from operations for changes in the fair value of unsettled derivatives, which are recognized at the end of each accounting period. As a result, derivative gains included in the calculation Adjusted EBITDAX only reflect derivatives that settled during the period. The adjustments do not include proceeds from derivatives monetization.

(2) Amounts reflected are net of any elimination adjustments for intercompany activity and include activity related to Antero Midstream Partners through March 12, 2019 (date of deconsolidation). Effective March 13, 2019, Antero accounts for its unconsolidated investment in Antero Midstream using the equity method of accounting. See Note 5 to the unaudited condensed consolidated financial statements in Antero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 for further discussion on equity method investments.

13

The following table reconciles Antero's net income to Adjusted EBITDAX for the twelve months ended September 30, 2019, as used in this release (in thousands):

Twelve months ended
(in thousands)	September 30, 2019
Net income and comprehensive income attributable to Antero Resources Corporation	$20,521
Commodity derivative fair value gains	(249,460)
Gains on settled commodity derivatives	236,537
Gains on settled marketing derivatives	(5,411)
Loss on sale of assets	951
Gain on deconsolidation of Antero Midstream Partners LP	(1,406,042)
Interest expense	216,511
Income tax benefit	(98,025)
Depletion, depreciation, amortization, and accretion	946,034
Impairment of oil and gas properties	1,397,081
Impairment of midstream assets	7,800
Exploration expense	1,584
Gain on change in fair value of contingent acquisition consideration	104,860
Equity-based compensation expense	26,368
Equity in (earnings) loss of Antero Midstream Partners LP	(81,774)
Equity in (earnings) loss of unconsolidated affiliates	102,457
Distributions/dividends from Antero Midstream	186,608
Contract termination and rig stacking	14,026
Simplification transaction fees	6,297
Adjusted EBITDAX	$1,426,923

Drilling and Completion Capital Expenditures

The following tables reconcile Antero's drilling and completion costs as reported on a cash basis to drilling and completion costs on an accrual basis (in thousands):

	Three months ended September 30,
	2018	2019
Drilling and completion costs (as reported; cash basis)	$372,879	277,843
Drilling and completion costs paid to Antero Midstream Partners (cash basis) (1)	67,951	—
Adjusted drilling and completion costs (cash basis)	440,830	277,843
Change in accrued capital costs	7,170	12,404
Adjusted drilling and completion costs (accrual basis)	$448,000	290,247

(1) Represents drilling and completion costs paid to Antero Midstream Partners that were consolidated in Antero Resources’ financial results in 2018.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia and Ohio. The Company’s website is located at www.anteroresources.com.

This release includes "forward-looking statements." Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero expects, believes or anticipates will or may occur in the future, such as those regarding expected results, future commodity prices, future production targets, completion of natural gas or natural gas liquids transportation projects, future earnings, Adjusted EBITDAX, Adjusted Net Cash Provided by Operating Activities, leverage targets, future capital spending plans, improved and/or increasing capital efficiency, continued utilization of existing infrastructure, gas marketability, estimated realized natural gas, natural gas liquids and oil prices, acreage quality, access to multiple gas markets, expected drilling and development plans (including the number, type, lateral length and location of wells to be drilled, the number and type of drilling rigs and the number of wells per pad), projected well costs and cost savings initiatives, including with respect to potential incremental flowback and produced water services by Antero Midstream, future financial position, future technical improvements, future marketing opportunities, and expectations regarding the amount and timing of jury awards, the receipt of which are subject to final orders and the resolutions of appeals processes, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil most of which are difficult to predict and many of which are beyond the Antero’s control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading "Item 1A. Risk Factors" in Antero’s Annual Report on Form 10-K for the year ended December 31, 2018.

For more information, contact Michael Kennedy – SVP – Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

14

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

December 31, 2018 and September 30, 2019

(unaudited)

(In thousands, except per share amounts)

		(Unaudited)
	December 31, 2018	September 30, 2019
Assets
Current assets:
Accounts receivable	$51,073	29,207
Accrued revenue	474,827	281,177
Derivative instruments	245,263	411,774
Other current assets	35,450	7,342
Total current assets	806,613	729,500
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	1,767,600	1,406,464
Proved properties	12,705,672	11,568,285
Water handling and treatment systems	1,013,818	—
Gathering systems and facilities	2,470,708	5,802
Other property and equipment	65,842	70,965
	18,023,640	13,051,516
Less accumulated depletion, depreciation, and amortization	(4,153,725)	(3,136,767)
Property and equipment, net	13,869,915	9,914,749
Operating leases right-of-use assets	—	3,230,148
Derivative instruments	362,169	405,180
Investments in unconsolidated affiliates	433,642	1,819,323
Other assets	47,125	21,388
Total assets	$15,519,464	16,120,288

Liabilities and Equity
Current liabilities:
Accounts payable	$66,289	32,496
Accounts payable, related parties	—	100,437
Accrued liabilities	465,070	392,726
Revenue distributions payable	310,827	231,152
Derivative instruments	532	—
Short-term lease liabilities	2,459	409,990
Other current liabilities	8,363	4,367
Total current liabilities	853,540	1,171,168
Long-term liabilities:
Long-term debt	5,461,688	3,703,828
Deferred income tax liability	650,788	916,031
Long-term lease liabilities	2,873	2,823,197
Other liabilities	63,098	59,366
Total liabilities	7,031,987	8,673,590
Commitments and contingencies (Notes 13 and 14)
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 308,594 shares and 304,161 shares issued and outstanding at December 31, 2018 and September 30, 2019, respectively	3,086	3,041
Additional paid-in capital	6,485,174	6,124,042
Accumulated earnings	1,177,548	1,319,615
Total stockholders' equity	7,665,808	7,446,698
Noncontrolling interests in consolidated subsidiary	821,669	—
Total equity	8,487,477	7,446,698
Total liabilities and equity	$15,519,464	16,120,288

15

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months Ended September 30, 2018 and 2019

(unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2018	2019
Revenue and other:
Natural gas sales	$527,122	524,448
Natural gas liquids sales	338,269	284,958
Oil sales	59,722	40,561
Commodity derivative fair value gains	57,019	220,788
Gathering, compression, water handling and treatment	4,844	—
Marketing	89,598	46,645
Marketing derivative fair value losses	(42)	—
Other income	—	1,481
Total revenue	1,076,532	1,118,881
Operating expenses:
Lease operating	36,269	35,928
Gathering, compression, processing, and transportation	326,504	603,860
Production and ad valorem taxes	30,518	28,863
Marketing	151,764	108,216
Exploration	666	208
Impairment of oil and gas properties	221,094	1,041,469
Impairment of midstream assets	1,157	7,800
Depletion, depreciation, and amortization	243,186	241,503
Accretion of asset retirement obligations	710	927
General and administrative (including equity-based compensation expense of $16,202 and $3,875 in 2018 and 2019, respectively)	59,860	35,923
Contract termination and rig stacking	—	62
Total operating expenses	1,071,728	2,104,759
Operating income (loss)	4,804	(985,878)
Other income (expenses):
Equity in earnings (loss) of unconsolidated affiliates	10,705	(117,859)
Interest expense, net	(74,528)	(47,754)
Total other expenses	(63,823)	(165,613)
Loss before income taxes	(59,019)	(1,151,491)
Provision for income tax (expense) benefit	(18,953)	272,627
Net loss and comprehensive loss including noncontrolling interests	(77,972)	(878,864)
Net income and comprehensive income attributable to noncontrolling interests	76,447	—
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(154,419)	(878,864)

Loss per common share—basic and diluted	$(0.49)	(2.86)

Weighted average number of shares outstanding:
Basic and diluted	317,082	307,781

16

 ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2018 and 2019

(In thousands)

	Nine Months Ended September 30,
	2018	2019
Cash flows provided by (used in) operating activities:
Net income (loss) including noncontrolling interests	$(64,437)	189,060
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	711,581	726,827
Impairment of oil and gas properties	406,068	1,253,712
Impairment of midstream assets	9,658	14,782
Commodity derivative fair value gains	(134,793)	(471,847)
Gains on settled commodity derivatives	268,369	261,794
Marketing derivative fair value gains	(94,081)	—
Gains on settled marketing derivatives	78,098	—
Deferred income tax expense	2,500	32,019
Loss on sale of assets	—	951
Equity-based compensation expense	56,429	19,327
Equity in earnings (loss) of unconsolidated affiliates	(27,832)	90,193
Distributions/dividends of earnings from unconsolidated affiliates	29,660	109,241
Gain on deconsolidation of Antero Midstream Partners LP	—	(1,406,042)
Other	2,945	8,179
Changes in current assets and liabilities:
Accounts receivable	4,653	14,236
Accrued revenue	(53,888)	193,650
Other current assets	(3,721)	2,365
Accounts payable including related parties	8,177	(971)
Accrued liabilities	27,446	(11,169)
Revenue distributions payable	36,215	(72,176)
Other current liabilities	(2,649)	1,387
Net cash provided by operating activities	1,260,398	955,518
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(130,381)	(69,796)
Drilling and completion costs	(1,125,660)	(957,931)
Additions to water handling and treatment systems	(77,385)	(24,416)
Additions to gathering systems and facilities	(337,448)	(48,239)
Additions to other property and equipment	(5,371)	(5,980)
Investments in unconsolidated affiliates	(91,419)	(25,020)
Proceeds from the Antero Midstream Partners LP Transactions	—	296,611
Change in other assets	(2,675)	7,461
Proceeds from asset sales	—	1,983
Net cash used in investing activities	(1,770,339)	(825,327)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	—	(17,924)
Issuance of senior notes	—	650,000
Borrowings (repayments) on bank credit facilities, net	682,000	(45,000)
Payments of deferred financing costs	—	(8,259)
Distributions to noncontrolling interests in Antero Midstream Partners LP	(188,775)	(85,076)
Employee tax withholding for settlement of equity compensation awards	(8,205)	(2,379)
Other	(3,520)	(2,021)
Net cash provided by financing activities	481,500	489,341
Effect of deconsolidation of Antero Midstream Partners LP	—	(619,532)
Net decrease in cash and cash equivalents	(28,441)	—
Cash and cash equivalents, beginning of period	28,441	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$179,489	142,288
Increase (decrease) in accounts payable and accrued liabilities for additions to property and equipment	$7,325	(22,103)

17

ANTERO RESOURCES CORPORATION

The following tables set forth selected operating data for the three months ended September 30, 2018 and 2019:

	Three months ended September 30,		Amount of Increase	Percent
(in thousands)	2018	2019	(Decrease)	Change
Revenue:
Natural gas sales	$527,122	$524,448	$(2,674)	(1)%
NGLs sales	338,269	284,958	(53,311)	(16)%
Oil sales	59,722	40,561	(19,161)	(32)%
Commodity derivative fair value gains	57,019	220,788	163,769	287%
Gathering, compression, water handling and treatment	4,844	—	(4,844)	(100)%
Marketing	89,598	46,645	(42,953)	(48)%
Marketing derivative fair value loss	(42)	—	42	(100)%
Other income	—	1,481	1,481	*
Total revenue	1,076,532	1,118,881	42,349	4%
Operating expenses:
Lease operating	36,269	35,928	(341)	(1)%
Gathering, compression, processing, and transportation	326,504	603,860	277,356	85%
Production and ad valorem taxes	30,518	28,863	(1,655)	(5)%
Marketing	151,764	108,216	(43,548)	(29)%
Exploration	666	208	(458)	(69)%
Impairment of oil and gas properties	221,094	1,041,469	820,375	371%
Impairment of midstream assets	1,157	7,800	6,643	574%
Depletion, depreciation, and amortization	243,186	241,503	(1,683)	(1)%
Accretion of asset retirement obligations	710	927	217	31%
General and administrative (excluding equity-based compensation)	43,658	32,048	(11,610)	(27)%
Equity-based compensation	16,202	3,875	(12,327)	(76)%
Contract termination and rig stacking	—	62	62	*
Total operating expenses	1,071,728	2,104,759	1,033,031	96%
Operating income (loss)	4,804	(985,878)	(990,682)	(20,622)%

Other earnings (expenses):
Equity in earnings of unconsolidated affiliate	10,705	(117,859)	(128,564)	(1,201)%
Interest expense	(74,528)	(47,754)	26,774	(36)%
Total other expenses	(63,823)	(165,613)	(101,790)	159%
Loss before income taxes	(59,019)	(1,151,491)	(1,092,472)	1,851%
Income tax (expense) benefit	(18,953)	272,627	291,580	(1,538)%
Net loss and comprehensive loss including noncontrolling interest	(77,972)	(878,864)	(800,892)	1,027%
Net income and comprehensive income attributable to noncontrolling interest	76,447	—	(76,447)	(100)%
Net income and comprehensive income attributable to Antero Resources Corporation	$(154,419)	$(878,864)	$(724,445)	469%

Adjusted EBITDAX	$419,491	$257,895	$(161,596)	(39)%

* Not meaningful

18

	Three months ended September 30,		Amount of Increase	Percent
	2018	2019	(Decrease)	Change
Production data:
Natural gas (Bcf)	179	210	31	17%
C2 Ethane (MBbl)	3,579	4,307	728	20%
C3+ NGLs (MBbl)	7,343	11,472	4,129	56%
Oil (MBbl)	978	865	(113)	(12)%
Combined (Bcfe)	250	310	60	24%
Daily combined production (MMcfe/d)	2,718	3,367	649	24%
Average prices before effects of derivative settlements:
Natural gas (per Mcf)	$2.95	$2.50	$(0.45)	(15)%
C2 Ethane (per Bbl)	$15.70	$6.15	$(9.55)	(61)%
C3+ NGLs (per Bbl)	$38.41	$22.53	$(15.88)	(41)%
Oil (per Bbl)	$61.06	$46.86	$(14.20)	(23)%
Weighted Average Combined (per Mcfe)	$3.70	$2.74	$(0.96)	(26)%
Average realized prices after effects of derivative settlements:
Natural gas (per Mcf)	$3.51	$3.05	$(0.46)	(13)%
C2 Ethane (per Bbl)	$15.70	$6.15	$(9.55)	(61)%
C3+ NGLs (per Bbl)	$35.32	$22.67	$(12.65)	(36)%
Oil (per Bbl)	$54.00	$50.00	$(4.00)	(7)%
Weighted Average Combined (per Mcfe)	$3.98	$3.13	$(0.85)	(21)%
Average costs (per Mcfe):
Lease operating	$0.14	$0.12	$(0.02)	(14)%
Gathering, compression, processing, and transportation	$1.77	$1.95	$0.18	10%
Production and ad valorem taxes	$0.12	$0.09	$(0.03)	(25)%
Marketing expense, net	$0.25	$0.20	$(0.05)	(20)%
Depletion, depreciation, amortization, and accretion	$0.82	$0.78	$(0.04)	(5)%
General and administrative (excluding equity-based compensation)	$0.14	$0.10	$(0.04)	(29)%

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